Exhibit 99.1

DRIVEN BRANDS ELEVATES DANNY RIVERA TO NEWLY-CREATED CHIEF OPERATING OFFICER ROLE

Charlotte, N.C. (January 26, 2023) – Driven Brands Holdings Inc. (NASDAQ: DRVN) (“Driven Brands” or the “Company”), the largest automotive services company in North America, today announced the appointment of Danny Rivera to the newly-created role of Chief Operating Officer effective February 20, 2023, reporting to Chief Executive Officer Jonathan Fitzpatrick. Driven Brands is also pleased to welcome back Mo Khalid, who will succeed Rivera in the role of Executive Vice President & Group President, Maintenance, leading both Take 5 Quick Lube and Meineke.

“Danny has been a trusted and invaluable partner over the past decade as we built our unique, holistic automotive services platform. As Chief Operating Officer, he will play a critical role in integrating the operations across our offerings and driving our share of wallet strategy to fully unlock the power of our data ecosystem with more than 29 million unique customers,” said Mr. Fitzpatrick. “Under his leadership, Take 5 Oil Change, our fast, friendly and simple quick lube model, has grown to over 800 locations with a pipeline to more than double in the coming years.

“We are also thrilled to welcome Mo back to the Driven family. With his strong background in operations and field leadership, I am confident he will continue to build on the momentum Danny has developed in our growing Maintenance segment,” continued Mr. Fitzpatrick.

Mr. Rivera has more than 20 years of experience in the consumer and retail category, most recently serving as Executive Vice President & Group President, Maintenance, and earlier in a number of executive positions, including serving as the Company’s Chief Information Officer and President of Meineke. Prior to joining Driven Brands in 2012, he served in a variety of leadership roles at AutoNation, Burger King, General Electric, and Motorola. Mr. Rivera holds two degrees from Florida International University – a Bachelor of Science degree in computer engineering and a Juris Doctorate.

“I am humbled to be appointed to this newly created Chief Operating Officer role. Building on the incredible foundation that our team has created, I am committed to further differentiating our value proposition across our growing platform by more deeply integrating our offerings to meet our customers’ car care needs,” said Rivera. “It is a privilege to work with our segment teams that are leading these iconic brands and I have never been more excited about the potential to drive more value for our customers and ultimately our shareholders.”

Mr. Khalid is joining Driven Brands from his most recent role as Senior Vice President, Field Operations, at Great Wolf Resorts. Previously, he served as the Vice President and Chief Operating Officer of Meineke at Driven Brands. Earlier, he served in a variety of leadership roles at Starwood Hotels & Resorts Worldwide, Burger King, Deutsche Bank and J.P. Morgan Chase. He received a Master of Business Administration from Columbia University and a Bachelor of Science degree in Finance from Rutgers University.

Mr. Khalid said, “I’m excited to return to this incredible, innovative business and for the opportunity to lead such a talented team. Leveraging our proven playbook for growth and differentiated brand, we have never been better positioned to expand our position as a category leader.”

About Driven Brands

Driven Brands™, headquartered in Charlotte, NC, is the largest automotive services company in North America, providing a range of consumer and commercial automotive needs, including paint, collision, glass, vehicle repair, oil change, maintenance and car wash. Driven Brands is the parent company of some of North America’s leading automotive service businesses including Take 5 Oil Change®, Take 5 Car Wash®, Meineke Car Care Centers®, Maaco®, 1-800-Radiator & A/C®, Auto Glass Now®, and CARSTAR®. Driven Brands has more than 4,700 locations across 15 countries, and services over 50 million vehicles annually. Driven Brands’ network generates approximately $1.9 billion in annual revenue from more than $5.3 billion in system-wide sales.

Contacts

Shareholder/Analyst inquiries:

Kristy Moser

kristy.moser@drivenbrands.com

(980) 229-9450

Media inquiries:

Taylor Blanchard

taylor.blanchard@drivenbrands.com

(704) 644-8129